UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Morgan Stanley Institutional Fund, Inc.
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Friendly Reminder To Contact Clients Regarding Reclassification of Class H Shares to Class P Shares for MSIF Inc. Portfolios

This is a friendly reminder to please call your clients and ask them to vote on the reclassification proposal before the July 17, 2013 meeting, if they have not already done so. They can vote by telephone by calling toll-free at (866) 963-5745 or by completing and mailing the proxy voting form that was mailed to them.

On December 5, 2012, the Board of Directors of Morgan Stanley Institutional Fund, Inc. (“MSIF”) approved the reclassification of Class H Shares to Class P Shares for the separate portfolios of MSIF (the “Portfolios).

Morgan Stanley Investment Management Inc. (“MSIM”) believes that the reclassification should facilitate growth in the MSIF Portfolios’ assets. The reclassification is being proposed as part of an overall effort throughout the Morgan Stanley Fund Complex to provide a streamlined product offering for the Morgan Stanley Funds in order to more effectively compete in the fund marketplace. Such effort will eliminate certain share classes that MSIM believes have little opportunity for growth, are redundant given other similar share classes that are currently offered and that add unnecessary complexity and inefficiency to the fund distribution effort. As a result, MSIM believes that the proposed reclassification will contribute to a more effective and efficient marketing program for the Portfolios.

As of June 24, 2013, shareholder approval to reclassify Class H Shares to Class P Shares was obtained for 14 Portfolios. However, 10 Portfolios still have not received the necessary shareholder approval to reclassify Class H Shares to Class P Shares. As a result, the joint special meeting of shareholders has been adjourned to July 17, 2013.

The table below illustrates the Portfolios where, as of June 24, 2013, sufficient shareholder votes to hold the special meeting and/or to pass the proposal have not been obtained.

	Share	Ticker
MSIF Portfolio Name	Class	Symbol	CUSIP
MSIF Active International Allocation	H	MSAHX	61756E321
MSIF Advantage	H	MAPHX	61756E768
MSIF Emerging Markets	H	MSMHX	61756E297
MSIF Global Real Estate	H	MSRHX	61756E701
MSIF Growth	H	MSHHX	61756E164
MSIF International Equity	H	MSQHX	61744J408
MSIF International Real Estate	H	MSTHX	61756E214
MSIF Opportunity	H	MEGHX	61756E727
MSIF Select Global Infrastructure	H	MTIHX	61756E636
MSIF Small Company Growth	H	MSSHX	61756E412

All investments involve risks, including the possible loss of principal. In addition, there is no assurance that any of the Portfolios will achieve their investment objective. They are subject to market risk, which is the possibility that the market value of the securities owned by a Portfolio will decline. Accordingly, an investor can lose money by investing in a Portfolio.

Please ask your clients to consider the investment objectives, risks, charges and expenses of the Portfolios carefully before investing. The prospectuses contain this and other information about the Portfolios and can be obtained by contacting you, the financial professional, or by downloading one at morganstanley.com/im. Encourage your clients to read the prospectus carefully before investing.

Morgan Stanley is a full-service securities firm engaged in a wide range of financial services including, for example, securities trading and brokerage activities, investment banking, research and analysis, financing and financial advisory services.

© 2013 Morgan Stanley. Morgan Stanley Distribution, Inc.

NOT FDIC INSURED	OFFER NO BANK GUARANTEE	MAY LOSE VALUE	NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY	NOT A DEPOSIT